YANGLING DAIYING BIOLOGICAL ENGINEERING CO., LTD.INDEX
TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and StockholdersYangling
Daiying Biological Engineering Co., Ltd.

      We have audited the accompanying balance sheet of Yangling Daiying Biological Engineering Co., Ltd. as of December 31, 2003, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yangling Daiying Biological Engineering Co., Ltd. as of December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

BY: /s/Sherb & Co., LLP — ————————————— Certified Public Accountants New York, New York October 20, 2004

YANGLING DAIYING BIOLOGICAL ENGINEERING CO., LTD.
BALANCE SHEET

December 31, 2003

ASSETS
CURRENT ASSETS:
Cash and cash equivalnets	$1,342,437
Marketable securities	498,082
Prepayments and other current assets	47,785

Total Current Assets	1,888,304

PROPERTY AND EQUIPMENT - Net	763,740

OTHER ASSETS:
Other assets, net	507,883

Total Other Assets	507,883

Total Assets	$3,159,927

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Loan payable	$604,595
Accounts payable and accrued expenses	487,729
Other current liabilities	58,897

Total Current Liabilities	1,151,221

STOCKHOLDERS' EQUITY:
Common stock ($.121 Par Value; 40,000,000 shares authorized;
40,000,000 shares issued and outstanding)	4,836,759
Accumulated deficit	(2,600,621)
Less: Accumulated other comprehensive loss	(227,432)

Total Stockholders' Equity	2,008,706

Total Liabilities and Stockholders' Equity	$3,159,927

See notes to financial statements

YANGLING DAIYING BIOLOGICAL ENGINEERING CO., LTD.
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2003	2002
NET REVENUES	$--	$--

OPERATING EXPENSES:
Research and development	246,110	178,789
General and administrative	503,711	253,721

Total Operating Expenses	749,821	432,510

LOSS FROM OPERATIONS	(749,821)	(432,510)
OTHER INCOME (EXPENSES):
Other income (expenses)	(17,843)	2,844

NET LOSS	$(767,664)	$(429,666)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Net loss per common share	$(0.02)	$(0.01)

Weighted Common Shares Outstanding - basic and diluted	40,000,000	40,000,000

See notes to financial statements

YANGLING DAIYING BIOLOGICAL ENGINEERING CO., LTD.STATEMENTS
OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2003 and 2002

	Common Stock, $.121 Par Value			Accumulated Other	Total
	Number of Shares	Amount	Accumulated Deficit	Comprehensive Loss	Stockholders' Equity
Balance, December 31, 2001	40,000,000	$ 4,836,759	$(1,403,291)	$--	$3,433,468
Other comprehesive loss:
Net loss			(429,666)		(429,666)
Comprehensive loss - change in unrealized loss on
marketable secuirities-net of taxes of $0				(304)	(304)

Total comprehensive loss	--	--	--	--	(429,970)

Balance, December 31, 2002	40,000,000	4,836,759	(1,832,957)	(304)	3,003,498
Other comprehesive loss:
Net loss			(767,664)		(767,664)
Comprehensive loss - change in unrealized loss on
marketable secuirities-net of taxes of $0				(227,128)	(227,128)

Total comprehensive loss	--	--		--	(994,792)

Balance, December 31, 2003	40,000,000	$ 4,836,759	$(2,600,621)	$(227,432)	$2,008,706

See notes to financial statements

YANGLING DAIYING BIOLOGICAL ENGINEERING CO., LTD.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$ (767,664)	$ (429,666)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation and amortization	40,457	34,343
Changes in assets and liabilities:
Prepayments and other current assets	1,012,487	(1,153,919)
Other assets	386	(511,236)
Accounts payable and accrued expenses	469,340	(7,819)
Other current liabilities	(415,443)	474,289

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	339,563	(1,594,008)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in marketable securities	--	(725,514)
Capital expenditures	(532,016)	(150,058)

NET CASH FLOWS USED IN INVESTING ACTIVITIES	(532,016)	(875,572)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	--	423,217

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	--	423,217

NET DECREASE IN CASH AND CASH EQUIVALENTS	(192,453)	(2,046,363)
CASH AND CASH EQUIVALENTS - beginning of year	1,534,890	3,581,253

CASH AND CASH EQUIVALENTS - end of year	$ 1,342,437	$ 1,534,890

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$ 24,232	$ 8,240

Income taxes	$ --	$ --

See notes to financial statements.

YANGLING DAIYING BIOLOGICAL ENGINEERING CO., LTD.NOTES
TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Yangling Daiying Biological Engineering Co., Ltd. (the “Company”), incorporated in November 2001 in Shaanxi Province, China, engages in research and development, manufacturing and marketing of external diagnostic reagents, human body vaccine, medicines of hard capsule, pill and granular and health products. The Company is currently developing a hepatitis C vaccine primarily in China.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Significant estimates in 2003 and 2002 include the estimated useful lives of property and equipment and the valuation of marketable securities. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

Marketable securities

Marketable securities consist of investments in equity of publicly traded and non-public domestic companies and are stated at market value based on the most recently traded price of these securities at December 31, 2003.  All marketable securities are classified as available for sale at December 31, 2003. Unrealized gains and losses, determined by the difference between historical purchase price and the market value at each balance sheet date, are recorded as a component of Accumulated Other Comprehensive Income in Stockholders’ Equity. Realized gains and losses are determined by the difference between historical purchase price and gross proceeds received when the marketable securities are sold.

YANGLING DAIYING BIOLOGICAL ENGINEERING CO., LTD.NOTES
TO FINANCIAL STATEMENTS (continued)

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method over the assets estimated useful lives. Leasehold improvements are amortized over the lesser of the lease term or the asset’s useful lives. Upon sale or retirement of plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Impairment of long-lived assets

In the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value is required. At December 31, 2003, the Company does not believe that any impairment has occurred.

Concentration of credit risk

Concentration of credit risk with respect to trade accounts receivable is none since it has neither trade accounts receivables nor sales.

The Company’s financial instruments consist primarily of cash, which is invested in money market accounts, marketable securities and accounts payable. The Company considers the book value of these instruments to be indicative of their respective fair value. The Company places its temporary cash investments with high credit quality institutions to limit its exposure.

Fair value of financial instruments

The carrying amounts reported in the balance sheet for cash, marketable securities, prepayments and other current assets, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments. The Company’s notes payable approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2003.

YANGLING DAIYING BIOLOGICAL ENGINEERING CO., LTD.NOTES
TO FINANCIAL STATEMENTS (continued)

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

The Company files foreign tax returns in China. The Company follows Statement of Financial Accounting Standards No. 109 — Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Foreign currency translation

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, “Foreign Currency Translation,” and are included in determining net income or loss.

For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss.

The reporting currency is the U.S. dollar. The functional currency of the Company is the local currency. The financial statements are translated into United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the statements of operations and were not material during the periods presented because the Chinese dollar (RMB) fluctuates with the United States dollar. The cumulative translation adjustment and effect of exchange rate changes on cash at December 31, 2003 and 2002 was not material.

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.  The Company has not recognized any revenue.

YANGLING DAIYING BIOLOGICAL ENGINEERING CO., LTD.NOTES
TO FINANCIAL STATEMENTS (continued)

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

   Research and development

Research and product development costs are charged to expense as incurred. The Company incurred $246,110 and $178,789 in product development costs for the years ended December 31, 2003 and 2002, respectively.

NOTE 2 — PROPERTY AND EQUIPMENT

At December 31, 2003, property and equipment consisted of the following:

	Estimated Life
Office Furniture and Equipment	5 Years	$ 196,993
Construction in Progress		626,467
		823,460
Less: Accumulated Depreciation		(59,720)

		$ 763,740

For the years ended December 31, 2003 and 2002, depreciation expense amounted to $29,968 and $28,224, respectively.

NOTE 3 – OTHER ASSET

On May 15, 2002, the Company entered into an agreement with the Chinese government, whereby the Company acquired for $524,491 the rights to use certain land until May 14, 2052. The Company is amortizing this land use right over the contract period of 50 years. For the years ended December 31, 2003 and 2002, amortization expense amounted to $10,489 and $6,119, respectively.

NOTE 4 – LOAN PAYABLE

As December 31, 2003, the Company owed a bank $604,595. The loan bears interest at 4.62% per annum and is unsecured. All unpaid principal and accrued interest was payable on May 28, 2005.

YANGLING DAIYING BIOLOGICAL ENGINEERING CO., LTD.NOTES
TO FINANCIAL STATEMENTS (continued)

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 5 — COMMITMENTS

The Company leases its facilities under operating leases agreement that expires at April 30, 2004. In May 2004, the Company moved to its own building. Rent expense amounted to $15,124 and $15,418 for the years ended December 31, 2003 and December 31, 2002, respectively. The future minimum rental payments as of December 31, 2003 are as follows:

2004	$5,005

NOTE 6 — INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” “SFAS 109". SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The Company is governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws (the “PRC Income Tax Law”). Pursuant to the PRC Income Tax Law, enterprises located in special high-tech development zones are subject to tax at a statutory rate of 15%.

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for years ended December 31, 2003 and 2002:

	2003		2002
Computed "expected" tax expense	(34	.0)%	(34	.0)%
Benefits not utilized	34.0%		34.0%

Effective tax rate	0.0%		0.0%

YANGLING DAIYING BIOLOGICAL ENGINEERING CO., LTD.NOTES
TO FINANCIAL STATEMENTS (continued)

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 7 — OPERATING RISK

(a) Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company’s ability to operate the PRC subsidiaries could be affected.

(b)     Key personnel risk

The Company’s future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.